UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                         0-31047
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(CHECK ONE):

[ ] Form 10-K [X] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
[ ] Form 10-QSB [ ] Form N-SAR

For Period Ended: September 30, 2003
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION


RIM HOLDINGS INC.
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Full Name of Registrant

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Former Name if Applicable

7579 E. MAIN STREET, SUITE 600
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Address of Principal Executive Office (Street and Number)

SCOTTSDALE, ARIZONA 85251
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City,  State  and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed
[X] on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     The registrant is unable to file the subject report in a timely manner because the registrant was not able to complete timely its financial statements without unreasonable effort or expense.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Christina M. Strauch                 480                 970-3336
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             (Name)                    (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                RIM HOLDINGS INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
                                        RIM HOLDINGS INC.


Date:   December 29, 2003               By: /s/ Christina M. Strauch
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                                            Christina M. Strauch
                                            Chairman, Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION


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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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Rim Holdings Inc.
7579 E. Main, Ste 600
Scottsdale, AZ 85251

Gentlemen:

We have read Part III of the Form 12b-25 and concur with it. We believe that the report will be completed in a timely manner in order to file the report on or before the ten day extension period.


Gary E. Hirth, CPA
December 29, 2003